Exhibit 23.1.1

[Logo]

Deloitte & Touche LLP

750 College Road East

3rd Floor

Princeton, New Jersey 08540

Tel: (609) 514-3600

Fax: (609) 514-3603

www.deloitte.com

Deloitte

& Touche

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No, 333-107545 of American Home Mortgage Investment Corp. on Form S-4 of our report dated March 6, 2003, appearing in the Annual Report on Form 10-K of American Home Mortgage Holdings, Inc. for the year ended December 31, 2002, and to the reference to us under the headings “Experts” and “Selected Historical Financial Data” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Princeton, New Jersey

September 12, 2003